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                                                                  EXECUTION COPY


                                SHAREHOLDER AGREEMENT


          SHAREHOLDER AGREEMENT, dated November 2, 1998, among GROUPE DANONE, a French SOCIETE ANONYME (the "PARENT"), ZONEO ACQUISITION CORP., a Pennsylvania corporation and an indirect wholly owned subsidiary of Parent (the "PURCHASER"), and Geoffrey F. Feidelberg (the "SHAREHOLDER").

          WHEREAS, as of the date of this Agreement, Shareholder owns (either beneficially or of record) the shares of common stock, no par value, of AquaPenn Spring Water Company, Inc., a Pennsylvania corporation (the "COMPANY") set forth on Exhibit A hereto (all such shares of the Company (the "SHARES") and any such Shares hereafter acquired by Shareholder prior to the termination of this Agreement being referred to herein as the "SHAREHOLDER'S SHARES");

          WHEREAS, the Parent, the Purchaser and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date of this Agreement (as the same may be amended from time to time, the "MERGER AGREEMENT"), which provides, upon the terms and subject to the conditions thereof, for the acquisition by Purchaser of all the outstanding Shares through either (a) (i) a tender offer (the "OFFER") for any and all Shares for $13.00 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "PER SHARE AMOUNT") net to the sellers in cash and (ii) a second-step merger pursuant to which the Purchaser will merge with and into the Company (the "MERGER") and all outstanding Shares other than the Shares held by the Purchaser or the Parent (or any of their respective affiliates) will be converted into the right to receive the Per Share Amount in cash or (b) a merger pursuant to which, if approved by the holders of Shares in accordance with the Pennsylvania Business Corporation Law of 1988, as amended ("PENNSYLVANIA LAW"), and the Articles of Incorporation of the Company, the Purchaser will merge with and into the Company (the "LONG-FORM MERGER") and all outstanding Shares other than the Shares held by the Purchaser or the Parent (or any of their respective affiliates) will be converted into the right to receive the Per Share Amount in cash, except with respect to the holders of Shares who elect to exercise their dissenters' rights under Pennsylvania Law, who shall be entitled to demand the right to receive the fair value of such Shares; and

          WHEREAS, as a condition to the willingness of the Parent and the Purchaser to enter into the Merger Agreement, the Parent and the Purchaser have requested that the Shareholder agree, and, in order to induce the Parent and the Purchaser to enter into the Merger Agreement, the Shareholder has agreed, to (i) tender such Shareholder's Shares into the Offer, (ii) vote such Shareholder's Shares in favor of the Long-Form Merger, if

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applicable, and (iii) grant the Purchaser an option to purchase such
Shareholder's Shares at the Per Share Amount, in each case upon the terms and conditions set forth below;

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, the parties hereto agree as follows:


                                      ARTICLE I

                                      THE OFFER

          SECTION 1.01. TENDER OF THE SHAREHOLDER'S SHARES PURSUANT TO THE OFFER. The Shareholder agrees to tender and sell (and not withdraw prior to termination or expiration of the Offer or the termination of the Merger Agreement), pursuant to and in accordance with the terms of the Offer, as it may be amended from time to time, all (but not less than all) the Shareholder's Shares (provided that the consideration offered in any such amendment is in cash and in an amount at least equal to the Per Share Amount). In the event the Offer is not consummated or if the Offer price is not in cash or is less than the Per Share Amount, the provisions of Article II shall apply.


                                      ARTICLE II

                                     THE OPTIONS

          SECTION 2.01. GRANT OF OPTIONS. Shareholder hereby grants to the Purchaser an irrevocable option ("OPTION") to purchase the Shareholder's Shares at a price per Share equal to the Per Share Amount. The Option shall expire if not exercised on the earlier of (i) the time the Merger or the Long-Form Merger becomes effective and (ii) the close of business on the 30th day following termination of the Merger Agreement.

          SECTION 2.02. EXERCISE OF OPTION. Provided that (a) to the extent necessary, any applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT") with respect to the exercise of the Option shall have expired or been terminated, (b) no preliminary or permanent injunction or other order, decree or ruling issued by any court or governmental or regulatory authority, domestic or foreign, of competent jurisdiction prohibiting the exercise of the Option or the delivery of Shares shall be in effect, and (c) the number of Shares to be purchased by the Purchaser pursuant to the exercise of the Option shall not cause the aggregate number of Shares, including, without

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limitation, any Shares acquired by the Purchaser pursuant to (x) the third sentence of Section 1.01 of the Merger Agreement and (y) the other Shareholder Agreements (as defined in the Merger Agreement), to be held by the Purchaser immediately following such exercise to exceed 19.9% of the then issued and outstanding Shares, the Purchaser may exercise the Option at any time and from time to time, with respect to all or part of the Shareholder's Shares, following termination of the Merger Agreement until the expiration of such Option. In the event that the Purchaser wishes to exercise the Option, the Purchaser shall give written notice (the date of such notice being herein called the "NOTICE DATE"), to the Shareholder specifying a place and date (not later than ten Business Days (as defined below) and not earlier than two Business Days following the Notice
Date) for closing such purchase (the "CLOSING"). For the purposes of this Agreement, the term "BUSINESS DAY" shall mean any day except (i) a Saturday, a Sunday or (ii) a day on which national banks are required or authorized by law or executive order to be closed in the City of New York.

          SECTION 2.03. VESTED OPTIONS; WARRANTS. (a) The Shareholder agrees to exercise, upon written notice from the Purchaser, the Shareholder's vested options in respect of the number of Shares granted under the Company's 1989 Stock Option Plan, 1992 Stock Option Plan, 1994 Incentive Option Plan and stock option agreements with the Shareholder, each as amended (the "STOCK OPTION PLANS") as may be specified in the Purchaser's written notice. All the Shareholder's Shares resulting from the exercise of such vested options automatically shall become subject to the Option which may be exercised by the Purchaser pursuant to the terms of Section 2.02. Nothing herein shall preclude the Shareholder from exercising the Shareholder's vested options prior to receipt of notice from the Purchaser, and the Shareholder's Shares resulting from such independent exercise automatically shall become subject to the Option which may be exercised by Purchaser pursuant to the terms of Section 2.02.

          (b) The Purchaser agrees that it will give the Shareholder the notice referred to in Section 2.03(a) above only if the Purchaser agrees to promptly thereafter purchase the Shares that thereby become subject to the Option.

          SECTION 2.04. PAYMENT FOR AND DELIVERY OF CERTIFICATES. At the Closing, (a) the Purchaser shall pay the aggregate purchase price for the Shareholder's Shares being purchased from the Shareholder by wire transfer in immediately available funds to an account designated by the Shareholder by written notice to Purchaser and (b) the Shareholder shall deliver to Purchaser a certificate or certificates evidencing the Shareholder's Shares, and the Shareholder agrees that such Shares shall be transferred free and clear of all Liens (as defined below). All such certificates shall be duly endorsed in blank, or with appropriate stock powers duly executed in blank attached thereto, in proper form for transfer, with the signature of the Shareholder thereon guaranteed, and with all applicable taxes paid or provided for.

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                                     ARTICLE III

                          REPRESENTATIONS AND WARRANTIES OF
                                     SHAREHOLDER

          The Shareholder hereby represents and warrants to the Parent and the Purchaser as follows:

          SECTION 3.01. DUE EXECUTION AND DELIVERY; ENFORCEABILITY. This Agreement has been duly executed and delivered by the Shareholder and, assuming its due authorization, execution and delivery by the Purchaser and the Parent, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

          SECTION 3.02. NO CONFLICTS; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by the Shareholder do not, and the performance of this Agreement by the Shareholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder or by which the Shareholder or any of the Shareholder's properties is bound or affected, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of the Shareholder pursuant to, any note, mortgage, contract, agreement, lease, license, permit, or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's properties is bound or affected.

          (b) The execution and delivery of this Agreement by the Shareholder do not, and the performance of this Agreement by the Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT"), and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Shareholder of such Shareholder's obligations under this Agreement.

          SECTION 3.03. TITLE TO SHARES. At the Closing, the Shareholder will deliver good and valid title to the Shareholder's Shares, free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind ("LIENS"), other than pursuant to this Agreement. The Shareholder has full right, power and authority to sell, transfer and deliver

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the Shareholder's Shares pursuant to this Agreement.  Upon delivery of the
Shareholder's Shares and payment of the Purchase Price therefor as contemplated herein, the Purchaser will receive good, valid, marketable and freely transferable title to the Shareholder's Shares, free and clear of all Liens.
The Shareholder's Shares, including such Shareholder's options and warrants to purchase Shares, are set forth on Exhibit A hereto and are all the securities of the Company owned of record or beneficially by the Shareholder on the date of this Agreement.


                                      ARTICLE IV

                          REPRESENTATIONS AND WARRANTIES OF
                             THE PURCHASER AND THE PARENT

          The Purchaser and the Parent hereby represent and warrant to the Shareholder as follows:

          SECTION 4.01. DUE ORGANIZATION, ETC. Each of the Purchaser and the Parent is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. Each of the Purchaser and the Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Purchaser and the Parent have been duly authorized by all necessary corporate action on the part of the Purchaser and the Parent.
This Agreement has been duly executed and delivered by the Purchaser and the Parent and, assuming its due authorization, execution and delivery by the Shareholder, constitutes a legal, valid and binding obligation of the Purchaser and the Parent, enforceable against the Purchaser and the Parent in accordance with its terms.

          SECTION 4.02. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by the Purchaser and the Parent do not, and the performance of this Agreement by the Purchaser and the Parent will not,
(i) conflict with or violate the Articles of Incorporation or By-laws or equivalent organizational documents of the Purchaser or the Parent,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Purchaser or the Parent or by which the Purchaser or the Parent or any of their properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of the Purchaser or the Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser or the Parent is a party or by which they or any of their properties is bound or affected.


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          (b)  The execution and delivery of this Agreement by the Purchaser and the Parent do not, and the performance of this Agreement by the Purchaser and the Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Purchaser or the Parent of their obligations under this Agreement.

          SECTION 4.03. INVESTMENT INTENT. The purchase of Shares from the Shareholder pursuant to this Agreement is for the account of the Purchaser and not with a view to the public distribution or resale thereof in any manner which would be in violation of applicable United States securities laws.


                                      ARTICLE V

                            TRANSFER AND VOTING OF SHARES

          SECTION 5.01. TRANSFER OF SHARES. During the term of the Option, and except as otherwise provided herein, the Shareholder shall not (a) sell, pledge, hypothecate or otherwise dispose of any of the Shareholder's Shares, or any options or warrants with respect thereto, (b) deposit the Shareholder's Shares, or any options or warrants with respect thereto, into a voting trust or enter into a voting agreement or arrangement with respect to the Shareholder's Shares or grant any proxy with respect thereto or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Shareholder's Shares.

          SECTION 5.02.  VOTING OF SHARES; FURTHER ASSURANCES.  (a)   The
Shareholder, by this Agreement, does hereby constitute and appoint the Purchaser, or any nominee of the Purchaser, with full power of substitution, during and for the term of the Option, as such Shareholder's true and lawful attorney and proxy, for and in its name, place and stead, to vote each of the Shareholder's Shares as such Shareholder's proxy, at every annual, special or adjourned meeting of the shareholders of the Company (including the right to sign its name (as shareholder) to any consent, certificate or other document relating to the Company that Pennsylvania Law may permit or require) (i) in favor of the adoption of the Merger Agreement and the Long-Form Merger, if applicable, and the other transactions contemplated by the Merger Agreement,
(ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger or the Long-Form Merger) or any other action or agreement that would result

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in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. The Shareholder further agrees to cause the Shareholder's Shares to be voted in accordance with the foregoing. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Shareholder acknowledges receipt and review of a copy of the Merger Agreement.

          (b) If the Purchaser shall exercise all or part of the Option in accordance with the terms of this Agreement, and without additional consideration, the Shareholder shall execute and deliver further transfers, assignments, endorsements, consents and other instruments as the Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement, including the transfer of any and all of the Shareholder's Shares to the Purchaser and the release of any and all liens, claims and encumbrances covering the Shareholder's Shares.

          (c) The Shareholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in the Purchaser and the Parent the power to carry out the provisions of this Agreement, including, without limitation, causing all certificates representing the Shareholder's Shares to bear, until the expiration of the Option granted with respect to the Shareholder's Shares, in a conspicuous place the following legend:

          THE SHARES REPRESENTED BY THE WITHIN CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE SHAREHOLDER AGREEMENT, DATED NOVEMBER 2, 1998, AMONG GROUPE DANONE, ZONEO ACQUISITION CORP. AND THE REGISTERED HOLDER OF THE WITHIN CERTIFICATE.


                                      ARTICLE VI

                                  GENERAL PROVISIONS

          SECTION 6.01. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or

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by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01):

          (a)  If to Parent or Purchaser:

               Groupe Danone
               7, rue de Teheran
               75008 Paris
               France
               Fax: 011-33-1-44-35-20-97
               Attention:     M. Emmanuel Faber

               with a copy to:

               Shearman & Sterling
               599 Lexington Avenue
               New York, NY  10022
               Attention: Clare O'Brien, Esq.
               Fax:  (212) 848-7179

          (b)  If to the Shareholder:

               c/o AquaPenn Spring Water Company, Inc.
               One AquaPenn Drive
               P.O. Box 938
               Milesburg, Pennsylvania 16853
               Fax: 814-353-9108
               Attention:     Mr. Geoffrey F. Feidelberg

               with a copy to:

               Ballard Spahr Andrews & Ingersoll, LLP
               1735 Market Street
               51st Floor
               Philadelphia, PA 19103-7599
               Attention: Brian D. Doerner, Esq.
               Fax: 215-864-8999

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          SECTION 6.02.  HEADINGS.  The descriptive headings contained in this
Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 6.03. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 6.04. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          SECTION 6.05. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that the Parent and the Purchaser may assign any or all of their rights and obligations hereunder to any affiliate of the Parent.

          SECTION 6.06. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 6.07. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          SECTION 6.08. AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by the Parent, the Purchaser and the Shareholder.

          SECTION 6.09. GOVERNING LAW; CONSENT TO JURISDICTION. Except to the extent that Pennsylvania Law is mandatorily applicable to the voting of the Shareholder's Shares and the related proxy, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings arising out of or

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relating to this Agreement shall be heard and determined in any New York State or federal court sitting in the City of New York.

          SECTION 6.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties (with respect to the Parent and the Purchaser, by duly authorized officers thereof) have executed this Agreement as of the date first written above.

                                   GROUPE DANONE


                                   By /s/ Emmanuel Faber
                                      --------------------------------
                                      Name:  Emmanuel Faber
                                      Title: Director of Corporate Development


                                   ZONEO ACQUISITION CORP.


                                   By /s/ Mark S. Rodriguez
                                      --------------------------------
                                      Name:  Mark S. Rodriguez
                                      Title: Chief Executive Officer


                                   /s/ Geoffrey F. Feidelberg
                                   -------------------------------------
                                   By Geoffrey F. Feidelberg, in his individual
                                   capacity